Exhibit 99.1

FOR IMMEDIATE RELEASE
January 18, 2005

Texas Regional Bancshares, Inc. Completes Acquisition of Mercantile Bank & Trust, FSB

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced today the completion of its acquisition through merger of Mercantile Bank & Trust, FSB (“Mercantile”), effective at the close of business on January 14, 2005. Mercantile is a privately held Federal savings bank headquartered at 5820 West Northwest Highway, Dallas, Texas, with two additional banking locations in the Dallas metropolitan area. As of December 31, 2004, Mercantile had total assets of $178.8 million, loans of $118.9 million, deposits of $163.7 million and shareholders’ equity of $13.9 million.

The Mercantile shareholders will receive approximately $35,640,000 in cash in exchange for all of the outstanding shares of Mercantile, which merged with and into Texas State Bank. The transaction will be accounted for under the purchase method of accounting.

William C. Murphy, Chairman, President and CEO of Mercantile, will remain as President of the Dallas locations of Texas State Bank. He and his management team, including Wayne Tenney, Executive Vice President, will continue to serve both existing customers and new customers in the North Texas area, now as part of the Texas State Bank banking team. Both Bill Murphy and Wayne Tenney have many years of banking experience in Texas and more specifically in the Dallas market area. Mr. Murphy and his team have built a strong reputation within the communities served by these banking locations.

Glen E. Roney, Chairman of Texas Regional, stated, “I am excited that Mercantile’s seasoned bankers will lead our expansion into the Dallas market. With Texas Regional’s proven integration skills, I am confident that this merger will be highly attractive for our customers, employees and shareholders. We are particularly pleased with how the merger with Mercantile further enhances Texas State Bank’s dynamic Texas presence”.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly-owned subsidiary, will now operate 70 banking locations across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 for further information on the public reference room. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC’s web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling Janie Moran, Controller, at (956) 631-5400.

FORWARD-LOOKING INFORMATION

This document, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

For further information, contact Glen E. Roney, Chief Executive Officer at (956) 631-5400.